NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 31, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 13, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between CarrAmerica Realty Corporation and Nantucket Acquisition Inc., which is a wholly-owned subsidiary of Nantucket Parent LLC. Nantucket Parent LLC is a Delaware limited liability company formed in connection with the mergers by affiliates of Blackstone Real Estate Partners V.L.P., a Delaware limited partnership, which is an affiliate of The Blackstone Group became effective on July 13, 2006. Each share of the 7.50% Series E Cumulative Redeemable Preferred Stock of CarrAmerica Realty Corporation will be automatically converted into, and will be canceled in exchange for, the right to receive one share of 7.50% Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the surviving corporation. Pursuant to the terms of the merger agreement, as promptly as practable after the merger effective time, the surviving corporation will be liquidated into Nantucket Parent. In the liquidation, the shares of the surviving corporation's Series E preferred stock will be cancelled and holders of the surviving corporation's Series E preferred stock will receive a cash distribution from the surviving corporation in accordance with the terms of the articles supplementary classifying the surviving corporation's Series E preferred stock, which will be $25.00 per share plus any accrued and unpaid dividends. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 14, 2006.